EXHIBIT 99.1

Civeo Corporation Announces Stockholder Approval of Migration to Canada

HOUSTON, May 14, 2015 (GLOBE NEWSWIRE) -- Civeo Corporation ("Civeo" or the "Company") (NYSE:CVEO), one of the largest integrated providers of workforce accommodations, logistics and facility management services to the natural resource industry, announced that, at its 2015 Annual Meeting of Stockholders held earlier today, Civeo stockholders approved the proposal to allow the Company to migrate to Canada. More than 99% of shares voting on the transaction were voted in favor of the migration.

As previously announced, Civeo expects to execute the migration through a "self-directed redomiciling" of the Company. The Company expects to complete the migration in the second or third quarter of 2015.

Bradley J. Dodson, Civeo's President and Chief Executive Officer, stated, "We are pleased that stockholders approved the migration to Canada. Coupled with the previously announced refinancing, today's announcement marks the beginning of a new chapter for our Company. As a Canadian company, Civeo will be well positioned to more economically utilize our earnings and cash flow to strengthen our balance sheet and invest in value-enhancing opportunities."

In addition to the positive vote on the migration, stockholders also voted in favor of the Company's slate of directors, ratified the appointment of its auditors for 2015, approved, on an advisory basis, the compensation of named executive officers and recommended, on an advisory basis, one year as the frequency of the advisory vote on the compensation of named executive officers.

About Civeo Corporation

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of seventeen lodges and villages in operation in Canada and Australia, with an aggregate of more than 22,000 rooms. Civeo is publicly traded under the symbol "CVEO" on the NYSE. For more information, please visit Civeo's website at http://www.civeo.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with the execution of the Company's migration, including, among other things, completion of the amendment of the Company's credit facility and changes in tax laws or their interpretations, the ability to realize the anticipated benefits thereof, the impact thereof on the Company's relationships, including with employees, customers, competitors and investors, and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K filed by the Company with the Securities and Exchange Commission ("SEC") on March 13, 2015 and the Company's subsequent SEC filings. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. In connection with the proposed migration, on April 7, 2015, Civeo Canadian Holdings ULC, a subsidiary of the Company ("Civeo Canada"), filed with the SEC an amendment to its registration statement on Form S-4 (Registration No. 333-201335) that includes a preliminary prospectus of Civeo Canada and a preliminary proxy statement of the Company, which registration statement was declared effective on April 7, 2015. Each of the Company and Civeo Canada filed the definitive proxy statement/prospectus with the SEC on April 8, 2015, which was mailed to shareholders of the Company on or about April 13, 2015. INVESTORS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) CAREFULLY AND ANY OTHER MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MIGRATION AND CIVEO. Investors may obtain a free copy of the definitive proxy statement/prospectus and other relevant documents (when available) filed and to be filed with the SEC from the SEC's web site at www.sec.gov or at Civeo's web site at www.civeo.com. Investors will also be able to obtain, without charge, a copy of the definitive proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, Civeo Corporation, 333 Clay Street, Suite 4980, Houston, TX 77002, telephone 713.510.2400.

CONTACT: Investors
         Frank C. Steininger
         Senior Vice President and Chief Financial Officer
         Civeo Corporation
         713-510-2400